UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No.  )
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athenahealth, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SUPPLEMENT TO THE PROXY STATEMENT
FOR THE
2011 ANNUAL MEETING OF ATHENAHEALTH, INC. STOCKHOLDERS
     On April 28, 2011, athenahealth, Inc. (the “Company”) filed a proxy statement (the “Proxy Statement”) for its 2011 annual meeting of stockholders (the “Annual Meeting”), which is to be held on Thursday, June 9, 2011, at 5:00 p.m. Eastern Time, at 400 North Beacon Street, Watertown, Massachusetts 02472. The Proxy Statement included a proposal to approve an amendment and restatement of the Company’s 2007 Stock Option and Incentive Plan (the “Plan”). Among the proposed changes to the Plan was an increase in the number of shares of the Company’s common stock (“Common Stock”) reserved for issuance under the Plan by 1,300,000.
     As of April 13, 2011, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were:
•	34,870,078 shares of Common Stock outstanding;

•	1,041,053 shares of Common Stock available for grant under the Plan;

•	3,322,863 shares issuable upon exercise of outstanding stock options granted under the Plan, with a weighted-average exercise price of $28.73 per share and a weighted average remaining contractual term of 7.5 years; and

•	648,808 shares of Common Stock reserved for issuance upon vesting of outstanding awards of restricted stock units granted under the Plan.
     On May 20, 2011, Institutional Shareholder Services Inc. (“ISS”) published a proxy analysis and vote recommendation for the Annual Meeting. The proposal to approve the Plan received an unfavorable recommendation from ISS because the shareholder value transfer, as determined by ISS, was greater than ISS’s company-specific allowable cap.
     On May 27, 2011, in response to the ISS recommendation, the Board of Directors of the Company approved a revision to the Plan to reduce the shareholder value transfer by inserting the following language as a new Section 3(b):
Effect of Awards. Effective for Awards granted on or after May 27, 2011, for purposes of determining the number of shares of Stock available for issuance under Section 3(a), the grant of any Option or Stock Appreciation Right shall be deemed an Award of one share of Stock for each share of Stock actually subject to that Award, and the grant of any full value Award (i.e., an Award other than an Option or a Stock Appreciation Right) shall be deemed an Award of 1.3 shares of Stock for each share of Stock actually subject to that Award. Any forfeiture, cancellation, or other termination (other than by exercise) of an Award shall result in the return of the shares subject to that Award to the reserved pool of shares of Stock under the Plan in the same ratios.
Additionally, the Plan prohibits (i) liberal share counting; (ii) returning shares tendered or held back upon exercise of a stock option or settlement of an award to cover the exercise price or tax withholding to the pool of shares available for issuance; and (iii) adding shares purchased on the open market by the Company to the shares available for issuance. If the Plan as revised (the “Revised Plan”) is approved by the Company's stockholders, there would be a total of 2,341,053 shares available for grant and the maximum number of shares available for grant as “full value” awards would be 1,800,810 shares (determined as of April 13, 2011). The Revised Plan will be presented for stockholder approval at the Annual Meeting.
     A copy of the Revised Plan is attached as Exhibit 10.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 27, 2011.
     Any vote previously entered, either by mailing a proxy card or over the Internet, “FOR” or “AGAINST” the Plan will be counted as a vote “FOR” or “AGAINST” the Revised Plan, respectively. If you have already returned your proxy card or voted your proxy over the Internet and would like to change your vote on any matter, you may revoke your proxy by (1) following the instructions on the notice of Internet availability and entering a new vote by mail or over the Internet before the Annual Meeting or (2) attending the Annual Meeting and voting in person. If you hold your shares through a broker, bank, or other nominee, you must contact them in order to find out how to change your vote. If you would like to obtain proxy materials or have any questions, you should contact us at (617) 402-1322 or investorrelations@athenahealth.com.
     This Supplement to the Proxy Statement is being released to stockholders on or about May 27, 2011, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.

By Order of the Board of Directors,

Jonathan Bush
Chief Executive Officer, President, and Chairman of the Board of Directors

May 27, 2011